PRINTED IN U.S.A.

ADDITIONAL INSURED’S LEVEL TERM LIFE INSURANCE BENEFIT RIDER

General. This Rider is part of this Policy. It is based on the Application for this Rider and the deduction of the Monthly Charges for this Rider. Only certain policy provisions are a part of this Rider. They are “Definitions,” “Ownership,” “Payment of Benefits,” “Grace Period,” “Reinstatement,” “Monthly Deduction,” “The Contract,” “Annual Dividends,” “Changes in Rates and Charges”, “Assignment,” and “Error in Age or Sex.” “Ownership” is modified by “Ownership Modification.” “Additional Insured” is used in place of “Insured” in the Reinstatement and Error in Age or Sex provisions when they apply to this Rider. The Additional Insured is named on page 3 of this Policy. This Rider does not increase the Policy Account Value.

Additional Insured’s Level Term Life Insurance Benefit. The amount of the Benefit is shown on page 3 of this Policy. This amount will be paid when due proof is received that the Additional Insured died before this Rider terminated.

Monthly Charges for This Rider. The Maximum Monthly Charges for this Rider are shown per $1000 on page 4 of this Policy. The Monthly Charges for each Policy Year are based on the Additional Insured’s age on the Policy Anniversary, sex, and Class of Risk for this Rider. We can use charges lower than those shown. Such charges can be adjusted for projected changes in mortality but cannot exceed the Maximum Monthly Charges for this Rider. Such adjustments cannot be made more than once a calendar year.

Ownership Modification. If the Insured is the Owner, the Additional Insured will become the Owner when the Insured dies.

Beneficiary. When the Additional Insured dies, We will make payment to You, if then living. Otherwise, We will make payment in equal shares to any surviving children born to or legally adopted by the Insured and Additional Insured. Otherwise, We will make payment to the Additional Insured’s estate. We will make the payment in one sum. You may change this provision by Request.

Conversion. You may convert this Rider by Request to a new policy on the Additional Insured without evidence of insurability subject to the following:

(1)	This Rider must be in force.

(2)	The conversion must occur on or before the later of the Policy Anniversary when the Additional Insured is age 75 or the fifth Policy Anniversary after the Effective Date of this Rider.

(3)	The Request must include the first premium for the new policy.

The Effective Date of the new policy is the date We receive the Request. Pages 3 and 4 of this Policy will then be revised. Coverage under this Rider will terminate when the conversion occurs.

If the Insured dies while this Rider can be converted, the Request to convert must be received within 90 days after the Insured dies. The effective date of the new policy will be the day after the end of the 90-day period. Coverage continues until the end of that period.

The new policy will be subject to the following conditions at the time of conversion:

(1)	It must be a whole life plan then available. At least one plan will be made available.

(2)	The amount of insurance can be no more than the amount then provided by this Rider.

(3)	The premium will be based on the Additional Insured’s attained age, sex, and Class of Risk. The Class of Risk will be the same as for this Rider.

(4)	All limitations of this Rider will be part of the new policy.

(5)	The Incontestability and Limited Death Benefit provisions in the new policy will not extend beyond the period set by this Rider.

08127	20070608

ADDITIONAL INSURED’S LEVEL TERM LIFE INSURANCE BENEFIT RIDER

(CONTINUED)

Termination. This Rider will terminate on the earlier of the Policy Anniversary shown under Benefit Period Ends on page 3 of this Policy or the Policy Anniversary when the Additional Insured is age 85. We will terminate this Rider before either of those dates:

(1)	when this Rider is converted,

(2)	when this Policy is terminated by surrender or lapse, or

(3)	90 days after the Insured’s death.

You may terminate this Rider by Request. This Rider will terminate on the date We receive Your Request. We will revise pages 3 and 4 of this Policy to show this change.

Incontestability. We will not contest this Rider after it has been in force during the lifetime of the Additional Insured for 2 years from the Effective Date of this Rider.

Limited Death Benefit. If the Additional Insured dies by suicide while sane or self-destruction while insane within 2 years from the Effective Date of this Rider, the Benefit will be limited to the actual Monthly Charges for this Rider that were deducted.

Effective Date of This Rider. This is the Policy Date unless a different date for this Rider is shown on page 3 of this Policy.

State Farm Life Insurance Company

Secretary	President

08127	20070608

PRINTED IN U.S.A.

CHILDREN’S TERM LIFE INSURANCE BENEFIT RIDER

General. This Rider is part of this Policy. It is based on the Application for this Rider and a deduction of the Monthly Charges for this Rider. The Monthly Charges for this Rider are shown per $1000 on page 4 of this Policy. Only certain policy provisions are a part of this Rider. They are “Definitions,” “Ownership,” “Grace Period,” “Reinstatement,” “Monthly Deduction,” “Dividend,” “The Contract,” and “Assignment.” “Ownership” is modified by “Ownership Modification.” “Each Eligible Child” is used in place of “Insured” in the Reinstatement provision when it applies to this Rider. This Rider does not increase the Policy Account Value.

Children’s Term Life Insurance Benefit. The amount of the Benefit is shown under the heading Insurance Amount on page 3 of this Policy. This amount will be paid when due proof is received that an Eligible Child died before this Rider terminated, after that Eligible Child was 15 days old, and before insurance on an Eligible Child terminated.

Ownership Modification. If the Insured is the Owner, each Eligible Child under age 25 will become Joint Owners of this Rider when the Insured dies.

Eligible Child Defined. A child of the Insured, any child of the Insured’s Spouse, or legally adopted child of the Insured and named on the Application who is under age 18 on the Effective Date of this Rider. After the Effective Date of this Rider, any newborn child of the Insured will be an Eligible Child. After the Effective Date of this Rider, any child of the Insured’s Spouse or legally adopted child of the Insured will be an Eligible Child if the child is under age 18 on the date the Eligible Child’s parent becomes the Insured’s Spouse. After the Effective Date of this Rider, any legally adopted child of the Insured will be an Eligible Child if the child is under age 18 on the effective date of the child’s adoption.

Paid-up Rider. If the Insured dies while this Rider is in force, even if such death results from suicide while sane or self-destruction while insane, the Rider benefit becomes paid-up. The Paid-up Rider has cash values. When paid up, a table of cash values will be given, if requested. The cash values are at least as large as those required by law where this Rider is delivered. The cash value is the net level reserve for the paid-up term life insurance. The age last birthday and sex of each Eligible Child is used for calculating such reserve. The mortality table and interest rate that We use for this Paid-up Rider is shown on page 3 of this Policy. It is assumed that claims are paid immediately. Cash values will not decrease during the 31 days after a Policy Anniversary. There is no loan value. No dividends will be paid on the Paid-up Rider. The paid-up Rider may be surrendered at any time by Request. All coverage ceases when We receive the Request. We will promptly pay the cash value in one sum.

Beneficiary. When an Eligible Child dies, We will make payment to You, if then living. Otherwise, We will make payment to the child’s estate. The payment will be in one sum. If more than one Owner is living at that time, We will make payment in equal shares. This provision may be changed by Request.

Purchase Option. On an Eligible Child’s eighteenth birthday, You may purchase a new policy on that child by Request. No evidence of insurability is required. We must receive that Request before that child dies and no later than 31 days after that child’s eighteenth birthday. If that child dies within the 31-day period and before the new policy becomes effective, the Benefit will be paid as though the new policy were effective. The Effective Date of the new policy on that child will be the day after the end of the 31-day period.

The new policy will be subject to the following conditions at the time of the purchase:

(1)	It must be a plan then available. At least one plan will be made available.

(2)	The amount of insurance can be no more than five times the amount then provided by this Rider.

(3)	The premium will be based on that child’s attained age, sex, and standard class of risk then available.

(4)	All limitations of this Rider will be part of the new policy.

(5)	The Incontestability and Limited Death Benefit provisions in the new policy will not extend beyond the time period specified for the new policy but start on the Effective Date of this Rider.

08142	20070720

CHILDREN’S TERM LIFE INSURANCE BENEFIT RIDER (CONTINUED)

Conversion. When the insurance on an Eligible Child terminates on that child’s twenty-fifth birthday or on the Policy Anniversary shown under the heading Benefit Period Ends on page 3 of this Policy, such child may convert such insurance to a new policy by Request. No evidence of insurability is required. We must receive that Request before that child dies and no later than 31 days after the insurance terminates. If that child dies within the 31-day period and before the conversion becomes effective, the Benefit will be paid as though the insurance had not terminated. The Effective Date of the new policy on that child will be the day after the end of the 31-day period.

The new policy will be subject to the following conditions at the time of conversion:

(1)	It must be a plan then available. At least one plan will be made available.

(2)	The amount of insurance can be no more than five times the amount then provided by this Rider.

(3)	The premium will be based on that child’s attained age, sex, and standard class of risk then available.

(4)	All limitations of this Rider will be part of the new policy.

(5)	The Incontestability and Limited Death Benefit provisions in the new policy will not extend beyond the time period specified for the new policy but start on the Effective Date of this Rider.

Termination. This Rider will terminate on the Policy Anniversary shown under the heading Benefit Period Ends on page 3 of this Policy. We will terminate this Rider before that date when this Policy is terminated by surrender or lapse or when We receive Your Request.

Insurance on an Eligible Child terminates on the earliest of:

(1)	the date this Rider terminates,

(2)	the date the child is age 25, or

(3)	the date the child’s parent is no longer the Insured’s Spouse if the Insured was not the child’s parent.

You may terminate this Rider by Request. This Rider will terminate on the date We receive Your Request. We will revise pages 3 and 4 of this Policy to show this change.

Incontestability. We will not contest this Rider after it has been in force during the lifetime of each Eligible Child for 2 years from the Effective Date of this Rider.

Effective Date of This Rider. This is the Policy Date unless a different date for this Rider is shown on page 3 of this Policy.

State Farm Life Insurance Company

Secretary	President

08142	20070720

PRINTED IN U.S.A.

GUARANTEED INSURABILITY OPTION BENEFIT RIDER

General. This Rider is part of this Policy. It is based on the Application for this Rider and a deduction of the Monthly Charges for this Rider. The Monthly Charges for this Rider are shown per $1000 on page 4 of this Policy and are not subject to change. Only certain policy provisions are a part of this Rider. They are “Definitions,” “Ownership,” “Payment of Benefits,” “Grace Period,” “Reinstatement,” “Monthly Deduction,” “The Contract,” “Assignment,” and “Error in Age or Sex.” This Rider does not increase the Policy Account Value.

Guaranteed Insurability Option Benefit. Option Years for this Benefit are shown on page 3 of this Policy. An Option Date is the Policy Anniversary in an Option Year. On each Option Date before termination, You may increase the Basic Amount by Request. We must receive Your Request for the Basic Amount Increase within the 60-day period that ends on the Option Date. No evidence of insurability is required. The Basic Amount Increase will become effective on the Option Date.

The Basic Amount Increase will be subject to the following conditions on the Option Date.

(1)	The amount of the Basic Amount Increase must be at least $25,000 but can be no more than the amount for this Rider shown under the heading Insurance Amount on page 3 of this Policy.

(2)	The monthly cost of insurance rates for the Basic Amount Increase will be based on the Insured’s attained age, sex, and standard class of risk then available:

(3)	All limitations that apply to this Policy on this Effective Date of this Rider will apply to the Basic Amount Increase. Any limitations that We place on such policies then being issued will apply to the Basic Amount Increase.

(4)	We will not contest the Basic Amount Increase after this Rider has been in force during the lifetime of the Insured for 2 years from the Effective Date of this Rider.

(5)	If the waiver of monthly deduction benefit is then a part of this Policy and a Monthly Deduction is then being waived, the Monthly Deduction for the Basic Amount Increase will be waived while the Insured’s total disability continues.

There is a 90-day period of term life insurance on the Insured. It starts when a Named Event occurs. A Named Event is:

(1)	the Insured’s marriage,

(2)	a live birth of a child of the Insured, or

(3)	the effective date of a legal adoption of a child by the Insured.

The term life insurance provided is equal to the initial amount of this Rider. If a multiple birth occurs, this amount is multiplied by the number of live children born at that time. The amount will be paid when due proof is received that a Named Event occurred and the Insured died within the 90-day period and before this Rider terminated. The amount will be paid as part of the Proceeds.

Advance of Option Date. When such term insurance is in effect, the next available Option Date may be advanced to the day after the end of the 90-day period. The amount of the Basic Amount Increase can be no more than the amount of term insurance then provided. If a Basic Amount Increase becomes effective, the Option Date that is advanced will be canceled. To advance the Option Date, We must receive due proof that a Named Event occurred.

Termination. This Rider will terminate on the Policy Anniversary shown under the heading Benefit Period Ends shown on page 3 of this Policy. We will terminate this Rider before that date when this Policy is terminated by surrender or lapse.

You may terminate this Rider by Request. This Rider will terminate the date We receive Your Request. We will revise pages 3 and 4 of this Policy to show this change.

08252	20070720

GUARANTEED INSURABILITY OPTION BENEFIT RIDER (CONTINUED)

Incontestability. We will not contest this Rider after it has been in force during the lifetime of the Insured for 2 years from the Effective Date of this Rider.

Limited Death Benefit. If the Insured dies by suicide while sane or self-destruction while insane within 2 years from the Effective Date of this Rider, the Benefit will be limited to the charges paid for this Rider.

Effective Date of This Rider. This is the Policy Date unless a different date for this Rider is shown on page 3 of this Policy.

State Farm Life Insurance Company

Secretary	President

08252	20070720

PRINTED IN U.S.A.

WAIVER OF MONTHLY DEDUCTION BENEFIT RIDER

General. This Rider is part of this Policy. It is based on the Application for this Rider and the deduction of the Monthly Charges for this Rider. Only certain policy provisions are a part of this Rider. They are “Definitions,” “Ownership,” “Death Benefit and Death Benefit Options,” “Grace Period,” “Reinstatement,” “Monthly Deduction,” “The Contract,” “Assignment,” and “Error in Age or Sex.” This Rider does not increase the Policy Account Value.

Monthly Charge for This Rider. The Monthly Charge is (1) times (2) where:

(1) is the total Monthly Deduction to which this benefit applies before the Monthly Charge for this Rider is added, and

(2) is the Monthly Charge for this Rider per dollar of Monthly Deduction.

The Monthly Charges per dollar of Monthly Deduction are shown on page 4.

Waiver of Monthly Deduction Benefit. We will waive Monthly Deductions for this Policy as defined below if the Insured becomes totally disabled while this Rider is in force and such Total Disability has existed for 6 continuous months during the lifetime of the Insured. We will waive those Monthly Deductions until the Policy Anniversary when the Insured is age 65 as long as the Total Disability continues. If the Insured is totally disabled as defined below on the Policy Anniversary when the Insured is age 65, we will waive all future Monthly Deductions. We will only waive Monthly Deductions on Deduction Dates on and after Total Disability starts. Any Monthly Deductions made after the Total Disability starts will be reallocated to the Subaccounts and the Fixed Account in the same manner as they were deducted; however, no Monthly Deduction will be included which was deductible more than one year prior to the date We receive notice of the claim. If Death Benefit Option 1 is in effect, it will be automatically changed to Death Benefit Option 2. The change in Death Benefit Option will be effective the date We start to waive Monthly Deductions. On the Policy Anniversary when the Insured is age 121, the Death Benefit Option will be changed to Death Benefit Option 1.

Any increase in the Surrender Charges that would occur while the Total Disability continues will be waived.

A recurrence of a Total Disability for which We had been waiving Monthly Deductions will be deemed a continuation of the prior period of Total Disability if the recurrence:

(1)	results from the same injury or disease that caused the previous Total Disability;

(2)	starts within 6 months of the date the previous Total Disability ended; and

(3)	starts while this Rider is still in force.

Such recurrent Total Disability will not be subject to a new requirement that the Total Disability must first exist for 6 continuous months during the Insured’s lifetime.

While Monthly Deductions are waived, all benefits provided under this Policy continue in force.

Total Disability Defined. Total Disability is a condition caused by injury or disease. During the first 24 months after Total Disability starts, this condition must prevent the Insured from performing substantially all of the work of the Insured’s regular occupation. After the first 24 months after Total Disability starts, the condition must prevent the Insured from performing substantially all of the work in any occupation for which the Insured is, or becomes, reasonably qualified based upon education, training, or experience. The Insured’s total and irrecoverable loss, caused by injury or disease, of any of the following will be considered Total Disability even if the Insured is able to work:

(1)	sight in both eyes.

(2)	use of both hands.

(3)	use of both feet.

(4)	use of one hand and one foot.

08207	20070608

WAIVER OF MONTHLY DEDUCTION BENEFIT RIDER (CONTINUED)

Disabilities Not Covered. We will not waive Monthly Deductions if Total Disability:

(1)	starts before the Effective Date of this Rider unless such disability was disclosed in the Application,

(2)	starts before the Policy Anniversary when the Insured is age 5,

(3)	results from an intended self-injury, or

(4)	results from any act due to war whether or not the Insured is in the military service. “War” means declared or undeclared war or conflict involving the armed forces of one or more countries, governments, or international organizations.

Notice and Proof of Total Disability. We must receive notice of a claim and due proof of Total Disability while the Insured is alive and totally disabled. If this is not done, You should submit such notice and proof as soon as reasonably possible. We may also require You to submit proof of the Insured’s continuing Total Disability at reasonable intervals. If You do not submit proof when We require it, no further Monthly Deductions will be waived. We will not require proof more than once a year after the Total Disability has lasted more than 2 years. We will not require proof after the Policy Anniversary when the Insured is age 65.

Premium Payments. If the Insured’s Total Disability starts during a Grace Period, before We will approve a claim, a premium must be paid which is large enough to cover the Monthly Deductions plus any increase in the Surrender Charge from the start of the Grace Period through the Policy Month in which Total Disability starts.

Premiums, sufficient to keep this Policy in force until We approve the claim, are payable.

Termination. This Rider will terminate on the Policy Anniversary shown on page 3 under Benefit Period Ends. We will terminate this Rider before that date when this Policy terminates by surrender or lapse or by Your Request.

You may terminate this Rider by Request. This Rider will terminate the date We receive Your Request. We will revise pages 3 and 4 of this Policy to show this change.

Termination will not affect any claim for Total Disability which starts before termination.

Incontestability. We will not contest this Rider after it has been in force during the lifetime of the Insured for 2 years from the Effective Date of this Rider unless the Insured becomes totally disabled within that period.

Effective Date of This Rider. This is the Policy Date unless a different date for this Rider is shown on page 3.

State Farm Life Insurance Company

Secretary	President

08207	20070608